Exhibit 21.1
List of Subsidiaries

Magnite CTV, Inc.
The Rubicon Project Australia PTY Limited
Rubicon Project Servicos De Internet Ltda
The Rubicon Project SARL
The Rubicon Project GmbH
Rubicon Project S.R.L.
Rubicon Project K.K.
The Rubicon Project Netherlands B.V.
The Rubicon Project Singapore Pte Ltd.
The Rubicon Project Limited
The Rubicon Project Canco, Inc.
RTK GmbH
RTK.io Inc.
Rubicon Project Apex, Inc.
5 Moon Media LLC
Rubicon Project Bell, Inc.
Rubicon Project Unlatch, Inc.
Rubicon Project Hopper, Inc.
Rubicon Project Daylight, Inc.
Project Daylight, LLC
The Rubicon Project Canada ULC
Telaria Ltd.
Telaria Holdings Pty Ltd
Telaria Pty Ltd
Telaria (Singapore) Pte Ltd
Telaria SDN. BHD.
Magnite CTV (NZ) Limited
Telaria Brazil Publicidade Ltda.
Telaria SAS
SlimCut Media Canada Inc.
ScanScout, Inc.
Tremor Video Canada, Inc.
Transpera, Inc.